                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

                PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement               [ ]  Confidential, For Use of the Commission
[X]  Definitive Proxy Statement                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Section
     240.14a-12

                              MESA AIR GROUP, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

(2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

(4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

(5)  Total fee paid:

--------------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:

--------------------------------------------------------------------------------

(2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

(3)  Filing Party:

--------------------------------------------------------------------------------

(4)  Date Filed:

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

                              MESA AIR GROUP, INC.
                             410 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85008
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                          TO BE HELD ON AUGUST 9, 2000
                            ------------------------

To Our Shareholders:

     The 2000 Annual Meeting of Shareholders of MESA AIR GROUP, INC., a Nevada corporation (the "Company"), will be held at the Phoenix Airport Marriott, 1101
N. 44th Street, Phoenix, Arizona, on August 9, 2000, at 10:00 a.m., Arizona Time, for the following purposes:

          1. To elect nine (9) directors to serve for a one year term;

          2. To ratify the selection of Deloitte & Touche L.L.P. as independent auditors for the Company;

          3. To consider a proposal introduced by a shareholder to adopt cumulative voting;

          4. To consider a proposal introduced by a shareholder to sell or merge Mesa Air; and

          5. To transact such other business as may properly come before the meeting or any postponement(s) or adjournment(s) thereof. Management is presently aware of no other business to come before the meeting.

     The Board of Directors has fixed the close of business on June 29, 2000, as the record date (the "Record Date") for the determination of shareholders entitled to notice of and to vote at the meeting or any postponement or adjournment thereof. Shares of Common Stock may be voted at the meeting only if the holder is present at the meeting in person or by valid proxy. A copy of the Company's 1999 Annual Report, which includes audited financial statements, was mailed with this Notice and Proxy Statement to all shareholders of record on the Record Date.

     Management of the Company cordially invites you to attend the Annual Meeting. Your attention is directed to the attached Proxy Statement for a discussion of the foregoing proposals and the reasons why the Board of Directors encourages you to vote for approval of such proposals.

                                          By Order of the Board of Directors

                                          /s/ Jonathan G. Ornstein
                                          Jonathan G. Ornstein, Chairman of the
                                          Board and Chief Executive Officer
                            ------------------------

IMPORTANT: IT IS IMPORTANT THAT YOUR SHAREHOLDINGS BE REPRESENTED AT THIS MEETING. PLEASE COMPLETE, DATE, SIGN AND PROMPTLY MAIL THE ENCLOSED PROXY CARD IN THE ACCOMPANYING ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.
                            ------------------------

                              MESA AIR GROUP, INC.
                             410 NORTH 44TH STREET
                             PHOENIX, ARIZONA 85008
                            ------------------------

                                PROXY STATEMENT
                            ------------------------

     This Proxy Statement is being furnished to shareholders of MESA AIR GROUP, INC., a Nevada corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors for use at the 2000 Annual Meeting of Shareholders of the Company to be held on August 9, 2000, at 10:00 a.m., Arizona Time, at Phoenix Airport Marriott, 1101 North 44th Street, Phoenix, Arizona, and any adjournment or postponement thereof (the "Annual Meeting"). A copy of the Notice of the Meeting accompanies this Proxy Statement. This Proxy Statement and the accompanying form of Proxy Card are being mailed on or about July 7, 2000.

SOLICITATION AND VOTING OF PROXIES

     Only shareholders of record at the close of business on June 29, 2000 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. On the Record Date, 34,440,123 shares of Common Stock, no par value (the "Common Stock"), were issued and outstanding.

     Each shareholder present at the Annual Meeting, either in person or by proxy, will be entitled to one vote for each share of Common Stock held of record on the Record Date on each matter of business to be considered at the Annual Meeting. The nine (9) nominees receiving a plurality of votes by shares represented and entitled to vote at the Annual Meeting, if a quorum is present, will be elected as directors of the Company.

     All valid proxies received before the Annual Meeting and not revoked will be exercised. All shares represented by proxy will be voted, and where a shareholder specifies by means of his or her proxy a choice with respect to any matter to be acted upon, the shares will be voted in accordance with the specifications so made. If no specification is indicated and authority to vote is not specifically withheld, the shares will be voted (i) "for" the election of the persons named in the proxy to serve as Directors; (ii) "against" the proposal introduced by a shareholder to adopt cumulative voting; (iii) "against" the proposal introduced by a shareholder to hire an investment banker to sell or merge the Company; and (iv) for the ratification of Deloitte & Touche L.L.P. as the independent auditors of the Company. Abstentions and broker non-votes will be included in the determination of the number of shares represented for a quorum and have the same effect as "no" votes in determining whether the proposals are approved. Proxies may be revoked at any time prior to the time they are voted by: (a) delivering to the Secretary of the Company a written instrument of revocation bearing a date later than the date of the proxy; or (b) duly executing and delivering to the Secretary a subsequent proxy relating to the same shares; or (c) attending the meeting and voting in person, provided that the shareholder notifies the Secretary of the meeting of his or her intention to vote in person at any time prior to the voting of the proxy. In order to vote their shares in person at the meeting, shareholders who own their shares in "street name" must obtain a special proxy card from their broker.

     The cost of soliciting proxies, including the cost of preparing and mailing the Notice and Proxy Statement, will be paid by the Company. Solicitation will be primarily by mailing this Proxy Statement to all shareholders entitled to vote at the meeting. Proxies may be solicited by officers and directors of the Company personally or by telephone or facsimile, without additional compensation. The Company may reimburse brokers, banks and others holding shares in their names for others for the cost of forwarding proxy materials and obtaining proxies from beneficial owners.

     The Board of Directors does not know of any matters other than the election of directors, the two shareholder proposals and the ratification of independent auditors that are expected to be presented for consideration at the Annual Meeting. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote thereon in accordance with their judgment.

                             ELECTION OF DIRECTORS
                                (PROPOSAL NO. 1)

GENERAL INFORMATION

     The present terms of the Company's current directors, Jonathan G. Ornstein, Paul R. Madden, Daniel J. Altobello, Jack Braly, Herbert A. Denton, General Ronald R. Fogleman, Maurice A. Parker, George (Peter) Murnane, III and James E. Swigart, expire upon the election and qualification of their successors at the Company's 2000 Annual Meeting of Shareholders. The Board of Directors has nominated each of the current directors, with the exception of Larry L. Risley, as nominees for election as directors in the election to be held at the Annual Meeting. Mr. Risley resigned from the Board of Directors effective March 18, 2000. On April 6, 2000, the Board of Directors approved a proposal to reduce the number of directors from 10 to 9.

     The Board of Directors intends to vote its proxies for the election of its nominees, for a term to expire at the Company's 2001 Annual Meeting.

     If any nominee should become unavailable for any reason, which the Board of Directors does not anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by the Board of Directors prior to or at the Annual Meeting, or, if no substitute is selected by the Board of Directors prior to or at the Annual Meeting, for a motion to reduce the present membership of the Board to the number of nominees available. The information concerning the nominees and their share holdings in the Company has been furnished by them to the Company.

INFORMATION CONCERNING DIRECTORS, NOMINEES AND OFFICERS

     The following table sets forth information regarding the officers and directors of the Company, including biographical data for at least the last five years.

NAME                           AGE                           POSITION
----                           ---                           --------
Jonathan G. Ornstein.........  42    Chairman of the Board and Chief Executive Officer
Paul R. Madden...............  73    Vice Chairman of the Board and Director
Daniel J. Altobello..........  59    Director
Jack Braly...................  58    Director
Herbert A. Denton............  52    Director
Ronald A. Fogleman...........  57    Director
Maurice A. Parker............  53    Director
Peter Murnane................  41    Director
Larry L. Risley..............  55    Chairman Emeritus and Director
James E. Swigart.............  48    Director
Michael J. Lotz(1)...........  39    President and Chief Operating Officer
Robert B. Stone(2)...........  43    Chief Financial Officer and Treasurer
Andre H. Merrett.............  36    Vice President, General Counsel and Secretary
William P. Kostel............  36    Vice President of Planning
Michael Ferverda.............  55    Senior Vice President of Flight Operations
George Lippemeier............  58    Vice President of Safety and Regulatory Compliance
Robert Moye..................  54    Senior Vice President of Maintenance
Mickey Moman.................  50    Vice President of Flight Training
Rodena Turner................  50    Vice President of Human Resources

---------------
(1) Served as Chief Financial Officer and Treasurer from August 1999 to January 2000. Appointed President on June 21, 2000.

(2) Named Chief Financial Officer and Treasurer, January 2000.

     Jonathan G. Ornstein was appointed President and Chief Executive Officer effective May 1, 1998. Mr. Ornstein was appointed to the Executive Committee on March 13, 1998. He has also served as a member of the Compensation Committee. Mr. Ornstein became a director on January 29, 1998. Mr. Ornstein assumed the role of Chairman of the Board on June 9, 1999. On June 21, 2000, Mr. Ornstein resigned as President of the Company Mr. Ornstein is the controlling shareholder of Barlow Management, Inc. and the general partner of Barlow Partners II, L.P., an investment partnership. From April 1996 to his joining the Company as Chief Executive Officer, Mr. Ornstein served as President and Chief Executive Officer and Chairman of the Virgin Express S.A./N.V. (a European jet carrier). From 1995 to April 1996, Mr. Ornstein served as Chief Executive Officer of Virgin Express Holdings, plc. Mr. Ornstein joined Continental Express Airlines, Inc. as President and Chief Executive Officer in July 1994, and in November 1994, he assumed additional duties at Continental Airlines, Inc., as Senior Vice President of Airport Services. Mr. Ornstein was employed by the Company from 1988 to July 1994 where his positions included President and Executive Vice President of Mesa's WestAir Holding, Inc., subsidiary. Mr. Ornstein's employment agreement provides that the Company will use its good-faith efforts to cause the Board to include Mr. Ornstein among its nominees and to appoint him as Chief Executive Officer through March 31, 2001. From March 1985 to December 1987, Mr. Ornstein was a securities broker.

     Paul R. Madden has served as a director of the Company since April 1997, and as Chairman of the Board from February 3, 1998 to June 8, 1999. On June 8, 1999 he was appointed Vice Chairman of the Board. Mr. Madden has served as Chairman of the Executive Committee since February 3, 1998 and as a member of the Audit Committee since June 8, 1999. Mr. Madden is currently Of Counsel to the Phoenix law firm of Gallagher & Kennedy and specializes in the corporate and securities areas. From June 1994 through November 1997, Mr. Madden was a partner in the Chicago firm of Chapman and Cutler serving in its Phoenix office. Mr. Madden was a partner in the Phoenix law firm of Beus, Gilbert & Morrill from January 1991 until June 1994. Prior to joining the Board, Mr. Madden served as securities counsel to the Company for approximately nine years.

     Daniel J. Altobello has been a director of the Company since January 29, 1998. Since September 1995, Mr. Altobello has been the Chairman of Onex Food Services, Inc., the parent corporation of Caterair International, Inc., and LSG/SKY Chefs, and the largest airline catering company in the world. From 1989 to 1995, Mr. Altobello served as Chairman, President and Chief Executive Officer of Caterair International Corporation. From 1979 to 1989, he held various managerial positions with the food service management and in-flight catering divisions of Marriott Corporation, including Executive Vice President of Marriott Corporation and President, Marriott Airport Operations Group. Mr. Altobello began his management career at Georgetown University as Vice President of Administration Services. He is a member of the board of directors of American Management Systems, Inc., Colorado Prime Foods, Care First, Inc., Care First of Maryland, Inc., Mesa Air Group, Inc., World Airways, Inc., First Union Realty Trust, Atlantic Aviation Holdings and SodexhoMarriott, Inc. He is a trustee of Loyola Foundation, Inc., Mt. Holyoke College, Suburban Hospital Foundation, Inc., and the Woodstock Theological Center at Georgetown University.

     Jack Braly has served as a director of the Company since December 6, 1993, as a member and Chairman of its Audit Committee since March 1994, as a member of the Company's Compensation Committee since December 6, 1993, and as a member of its Nominating Committee since April 27, 1998. Since August 5, 1996, Mr. Braly has served as the President, Chief Executive Officer and a member of the Board of Directors of Sino Swearingen Aircraft Company, a private aircraft manufacturer. From June 1994 to August 5, 1996, Mr. Braly was an officer of the North American Aircraft Modification division of Rockwell International. He served as Vice President Aircraft Manufacturing from June 1994 to October 1994, as Executive Vice President from October 1994 to October 1995 and was Vice President and General Manager from October 1995 to August 5, 1996. Before joining Rockwell International, Mr. Braly served as a consultant to various aircraft manufacturers and regional airlines from August 1993 until June 1994. Mr. Braly was President of Beech Aircraft Corporation from March 1991 until July 1993.

     Herbert A. Denton has been a director since January 29, 1998 and a member of the Company's Executive Committee since February 3, 1998. Mr. Denton is the President of Providence Capital Inc., an investment-banking firm he co-founded in 1991. He also serves on the Board of Directors of Chic by H.I.S., Inc., an apparel manufacturing company, where he is the Chairman of the Compensation Committee.

     General Ronald R. Fogleman, U.S.A.F., retired, has been a director since January 29, 1998. General Fogleman has been a member of the Company's Audit Committee since February 3, 1998, its Executive Committee since March 13, 1998, and its Nominating Committee since April 27, 1998. In September 1997, he retired from the Air Force with the rank of General. He served as Chief of Staff of the United States Air Force from 1994 until 1997 and as Commander-in-Chief of the United States Transportation Command from 1992 until 1994. General Fogleman currently serves on the Board of Directors of North American Airlines, a feeder airline for El Al, Southern Air, a private air transportation company, Rolls Royce of North America, and World Airways.

     Maurice A. Parker has served as a director since November 18, 1998, and has been a member of the Compensation Committee since January 22, 1999. From 1978 to January 1997, Mr. Parker served as a Federal Mediator, Labor Mediation, for the National Mediation Board of the United States government.

     Peter Murnane has served as a director since June 8, 1999, and has been a member of the Audit Committee since June 8, 1999. Mr. Murnane is the President of Barlow Management, Inc., general partner of Barlow Partners II, L.P. Mr. Murnane is also the Executive Vice President, Chief Operating Officer and a director of International Airlines Support Group, Inc., a leading redistributor of aftermarket commercial aircraft spare parts and lessor and trader of commercial aircraft and engines. From 1995 to 1996, Mr. Murnane served as Executive Vice President and Chief Operating Officer of Atlas Air, Inc., an air cargo company. From 1986 to 1995, he was an investment banker with the New York investment-banking firm of Merrill Lynch & Co.

     James Swigart has served as director since January 29, 1998. Mr. Swigart served as Vice Chairman and as a member of the Audit Committee until June 8, 1999. He has been a member of the Nominating Committee since April 27, 1998. Mr. Swigart is a minority shareholder of Barlow Management, Inc., the general partner of Barlow Partners II, L.P. He is the former President and Chief Executive of Virgin Express, S.A./N.V., a low-cost European commuter airline. Mr. Swigart was appointed a member of the Board of Directors of Virgin Express Holdings, plc on May 22, 1998. From December 1995 to April 1998, Mr. Swigart served as the Chief Financial Officer of Virgin Express Holdings, plc. From April 1996 to April 1998, he served as Chief Financial Officer of Virgin Express, S.A./N.V. Mr. Swigart served as the Chief Financial Officer of Continental Express Airlines, Inc., from July 1994 to November 1995 and President and controlling shareholder of Hydralign, a manufacturing company for the paper and plastics industries, from September 1993 to July 1994. From 1986 until August 1993, Mr. Swigart served as the Senior Vice President of the Transportation Group at Lehman Brothers. He previously served as a member of the Board of the Company from December 6, 1993, until August 10, 1994.

     Michael J. Lotz, President and Chief Operating Officer, joined the Company in July 1998 to facilitate the Company's restructuring efforts. In August 1999, Mr. Lotz became the Company's Chief Financial Officer and in January 2000 returned to the position of Chief Operating Officer. On June 21, 2000, Mr. Lotz was appointed President of the Company. Prior to joining the Company, Mr. Lotz served as Chief Operating Officer of Virgin Express, S.A./N.V., a position he held from October 1996 to June 1998. From September 1986 to October 1996, Mr. Lotz served in various capacities at Continental Airlines, Inc., including Manager of Systems and Procedures, Director of Finance and Administration, Senior Director of Contract Services, Senior Director of Purchasing, and Vice President of Airport Operations, Properties and Facilities at Continental Express. Prior to joining Continental, Mr. Lotz served as Controller of New York Air from 1985 to 1986 and as Senior Corporate Accountant and Assistant Controller for John Brown Engineering and Construction from 1983 to 1985.

     Robert B. Stone joined the Company in January 2000 as Chief Financial Officer and Treasurer. Prior to joining the Company, Mr. Stone had a twenty-year career with the Boeing Company, most recently as Vice President, Financial Planning and Analysis. He also held a series of executive positions including Assistant Treasurer and Senior Director, Customer Financing. Mr. Stone obtained his MBA from Pacific Lutheran University and his Bachelor of Arts in Business Administration at the University of Washington.

     Andre H. Merrett, Vice President, General Counsel and Secretary, joined the Company in August 1999. Prior to joining the Company, Mr. Merrett was a litigation associate with the firm of Squire, Sanders & Dempsey L.L.P. in the firm's Phoenix office. Mr. Merrett joined Squire, Sanders & Dempsey in October 1998. At Squire, Sanders & Dempsey, Mr. Merrett devoted the majority of his practice to various Company legal matters. Mr. Merrett was a litigation associate with the Des Moines, Iowa firm of Nyemaster, Goode, Voigts, West, Hansell & O'Brien from July 1994 until joining Squire, Sanders & Dempsey. Mr. Merrett is a 1994 graduate of the University of Iowa College of Law.

     William P. Kostel, Vice President of Planning, joined the Company in February 1999. Prior to joining the Company, Mr. Kostel spent nine years in the employ of American Airlines where he last held the position of Director of Fleet Planning at American Eagle. Mr. Kostel was also a member of the American Airlines' Pricing and Yield Management Department. Mr. Kostel obtained his MBA from Texas Christian University and his Bachelor of Science in Engineering from Iowa State University.

     Michael Ferverda, Senior Vice President of Flight Operations, joined the Company in September 1990. Mr. Ferverda has served the Company in several capacities including pilot, Flight Instructor/Check Airman, Assistant Chief Pilot, FAA Designated Examiner, FAA Director of Operations and Divisional Vice President. Mr. Ferverda was a pilot with Eastern Airlines from 1973 to 1989. Prior to joining Eastern Airlines, Mr. Ferverda served as an Aviator in the United States Navy. Mr. Ferverda is a graduate of Indiana University.

     George Lippemeier, Vice President of Safety and Regulatory Compliance, joined the Company in September 1998. Mr. Lippemeier served as the Director of Quality Assurance at Virgin Express S.A./N.V. from April 1997 to July 1998. Mr. Lippemeier held several positions with the Company from November 1989 to March 1997 including, Director of Operations, Vice President of Flight
Operations -- WestAir Airlines, and President -- Desert Sun Airlines. Prior to joining the Company in 1989, Mr. Lippemeier spent 25 years in the United States Air Force as a pilot, serving in numerous management and command positions.

     Robert Moye, Senior Vice President of Maintenance, joined the Company in January 1999. Prior to joining the Company, Mr. Moye spent 33 years in the aviation industry serving in various capacities with Western Airlines, Eastern Airlines, Mark Air, Polaris Aircraft Leasing and Pegasus Capital. Mr. Moye attended San Fernando State College and is a 1976 graduate of the Mid Valley College of Law.

     Mickey Moman, Senior Director of Training, joined the Company in October 1987. Mr. Moman has held several positions with the Company starting as line pilot and later Pilot Instructor. He also has served as EMB-120 (Brasilia) Program Manager, Certificate Chief Pilot, Director of Operation and Vice President of Flight Operations at Mountain West Airlines. Prior to joining the Company in 1987, Mr. Moman worked for eight years at the Federal Aviation Administration in Air Traffic. Prior to that, he served for eight years in the United States Air Force including serving in Standard Evaluations and Central Training Division of 20th NORAD.

     Rodena Bojorquez, Vice President of Human Resources, joined the Company in July 1998. Previously, Ms. Bojorquez held the position of Director, Customer Service at Virgin Express from January 1996 to February 1998. Prior to this, Ms. Bojorquez served as the Senior Director of Human Resources at Continental Express Airlines in Houston, Texas where she moved from Contract and Crew Administration at WestAir Airlines in Fresno, California.

BOARD AND COMMITTEE MEETINGS

     During the 1999 fiscal year, there were four meetings of the Board of Directors. No director attended less than 75% of the Board meetings while serving as such director or less than 75% of all committee meetings on which he served as a committee member.

     The audit, executive, nominating and compensation committees are the standing committees of the Board of Directors.

     Jack Braly, Ronald R. Fogleman, James E. Swigart, Paul R. Madden and Peter Murnane served on the Audit Committee in fiscal 1999. The principal functions of the audit committee include the review of the annual financial statements, reports and recommendations regarding the adequacy of internal accounting controls made by the independent auditors and such other matters with respect to the accounting, auditing and financial reporting procedures as it may deem appropriate or as may be brought to its attention. The audit committee held eight meetings during fiscal 1999.

     The executive committee met seven times in fiscal 1999. Paul R. Madden, Herbert A. Denton, Jonathan G. Ornstein and Ronald A. Fogleman are the members of the executive committee. The executive committee's function is to provide general oversight of the Company and to perform such other functions as are delegated to it from time to time by the Board.

     The nominating committee met twice in fiscal 1999. The Board elected Daniel
J. Altobello, Jack Braly, Ronald A. Fogleman, and James E. Swigart to serve as members of the nominating committee. The nominating committee is responsible for the nominations of persons to serve as directors and corporate officers of the Company. The nominating committee will consider, but is not required to approve, nominations for directors by shareholders for all annual meetings to be held after July 31, 1998, provided a written recommendation is received by the Company no later than the date shareholder proposals must be submitted for consideration.

     The compensation committee is comprised of Daniel J. Altobello, Jack Braly, Ronald R. Fogleman, James E. Swigart and Maurice A. Parker. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service. The Compensation Committee held two meetings during the 1999 fiscal year. The Compensation Committee makes recommendations concerning officer compensation, employee benefit programs and retirement plans.

     All current committee members are expected to be nominated for re-election at a Board meeting to be held following the Annual Meeting of Shareholders.

COMPENSATION OF DIRECTORS

     Directors who are full-time employees of the Company receive no additional compensation for serving as directors. Each non-employee director receives a salary of $10,000 per year, along with the payment of $1,000 per meeting attended in person; $500 per committee meeting attended in person; $500 for each telephone Board meeting attended and reimbursement of all expenses associated with attending committee or Board of Directors meetings.

     In addition, under the Company's Outside Director's Stock Option Plan, each non-employee director receives an annual grant of options to purchase 3,000 shares of Common Stock, plus the number of options to purchase common stock equivalent to a cash value of $13,000 as calculated pursuant to the Black-Scholes Valuation Method (collectively, the "Formula Amount"), at a risk-free rate of a ten year zero coupon bond effective as of April 1, 1998. Each non-employee Director receives an additional Formula Amount on each April 1st thereafter. If there is an insufficient number of options, a pro-rata amount of the options available under the Plan shall be granted to each non-employee director. Upon being appointed a non-employee director after April 1, 1998, such director shall be granted a pro-rata portion of the Formula Amount and receive options pursuant to the plan on each succeeding April 1st. The amount of Pro Rata Options granted to each new outside director is calculated by dividing the number of days prior to April 1st by the number of days in the calendar year and multiplying the quotient by the Formula Amount. A non-employee director serving as Chairman of the Board of Directors also receives an annual grant of the number of options equal to $10,000 calculated pursuant to the Black-Scholes method on each April 1st.

     Each outside director, and certain family members of such director, receives free travel on Mesa Air and free or reduced-fare travel on certain air carriers at no cost to the Company. The Company believes that the directors' use of free air travel is "de minimis" and did not maintain any records of outside directors' travel during 1999.

COMPENSATION COMMITTEE INTERLOCKS

     During the fiscal year 1999, the Compensation Committee consisted of Daniel
J. Altobello, Jack Braly, Ronald R. Fogleman, James E. Swigart and Maurice A. Parker. None of the members of the committee held any executive officer position or other employment with the Company prior to or during such service.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information concerning the beneficial ownership of the Company's Common Stock as of March 1, 2000, by (i) each director of the Company, (ii) certain of the Company's executive officers (the "Named Executive Officers"), (iii) each person who is known by the Company to be the beneficial owner of more than five percent of the Outstanding Common Stock, and (iv) all executive officers and directors as a group.

     The number of shares beneficially owned by each director or executive officer is determined under rules of the Securities and Exchange Commission (the "Commission"), and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of March 1, 2000 through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power (or shares such powers with his or her spouse) with respect to the shares set forth in the following table and the address of the listed beneficial owner is that of the Company. In certain instances, the number of shares listed includes, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest. The table that follows is based upon information supplied by executive officers, directors and principal stockholders and Schedules 13D and 13G filed with the Commission.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

NAME AND ADDRESS OF                                          OPTIONS/
BENEFICIAL OWNER                                SHARES      WARRANTS(1)    TOTAL(1)     PERCENT(1)
-------------------                            ---------    -----------    ---------    ----------
Larry L. Risley..............................    516,380       561,258     1,077,638       3.10
Jack Braly...................................         --        24,258        24,258          *
Paul R. Madden...............................      5,000        28,302        33,302          *
Jonathan G. Ornstein(2)......................  2,291,223       724,860     3,016,083       8.64
James E. Swigart(3)..........................  2,136,926        40,010     2,176,936       6.36
Daniel J. Altobello..........................      1,000        24,258        25,258          *
Herbert A. Denton(4).........................    416,552        24,258       440,810       1.29
Ronald R. Fogleman...........................        200        24,258        24,458          *
Peter Murnane................................     43,837        21,021        64,858          *
Maurice A. Parker............................         --         7,297         7,297          *
Michael J. Lotz..............................         --       100,000       100,000          *
Archille Paquette............................         --       111,667       111,667          *
Bob Moye.....................................         --                          --         --
Barlow Partners II, LP(5)....................  2,099,121                   2,099,121       6.14
  1954 Airport Rd., Suite 200
  Atlanta, GA 30341
Wisconsin Investment Board...................  3,190,000                   3,190,000       9.33
  P.O. Box 7842
  Madison, Wisconsin 53702
The Equitable Companies Incorporated(6)......  1,520,000                   1,520,000       4.44
Alliance Capital(7)
  1290 Avenue of the Americas
  New York, NY 10104

NAME AND ADDRESS OF                                          OPTIONS/
BENEFICIAL OWNER                                SHARES      WARRANTS(1)    TOTAL(1)     PERCENT(1)
-------------------                            ---------    -----------    ---------    ----------
Franklin Advisors, Inc.......................  2,507,000                   2,507,000       7.33
  777 Mariners Blvd
  San Mateo, CA 94404
Dimensional Fund Advisors, Inc...............  2,004,500                   2,004,500       5.86
  1299 Ocean Ave., 11th Floor
  Santa Monica, CA 90401-1038
All directors and officers as a group........  3,311,997     1,628,780     4,940,777      13.78

---------------
(1) Includes options and warrants exercisable on December 10, 1999 or within 60 days thereafter. Holdings of less than 1% are indicated by "*".

(2) Includes 2,099,121 shares of Common Stock held by Barlow Partners, L.P., Barlow Partners II, L.P., Barlow Management, Inc. or any one of them individually or jointly. Mr. Ornstein is a limited partner in Barlow Partners, L.P. and/or Barlow Partners II, L.P., and is a shareholder of Barlow Management, Inc. (which is the general partner of Barlow Partners II, L.P.). Mr. Ornstein disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entities.

(3) Includes 2,099,121 shares of Common Stock held by Barlow Partners, L.P., Barlow Partners II, L.P., Barlow Management, Inc. or any one of them individually or jointly. Mr. Swigart is a limited partner in Barlow Partners, L.P. and/or Barlow Partners II, L.P., and is a shareholder of Barlow Management, Inc. (which is the general partner of Barlow Partners II, L.P.). Mr. Swigart disclaims beneficial ownership of such shares to the extent exceeding his proportionate interest in such entities.

(4) Includes shares of stock held in the name of Providence Capital, Inc., Providence Investors LLC, US Value Investment Company, PLC and Providence Jet, LLC. As such, he claims beneficial ownership of the shares held by these entities to the extent of his proportional interest therein.

(5) Includes shares of Common Stock held certain affiliated entities (including Barlow Partners, L.P. and/or Barlow Management, Inc.), as to which Barlow Partners II, L.P. disclaims beneficial ownership.

(6) Filed by the Equitable Companies Incorporated in its capacity as a parent holding company with respect to the holdings of Alliance Capital Management L.P.

(7) Acquired solely for investment purposes on behalf of client discretionary investment advisory accounts.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's directors and executive officers, as well as persons beneficially owning more than 10% of the Company's outstanding Common Stock, to file certain reports of ownership with the Commission within specified time periods. Such officers, directors and shareholders are also required by Commission's rules to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of such forms received by it, or written representations from certain reporting persons, the Company believes that between October 1, 1998 and September 30, 1999, all Section 16(a) filing requirements applicable to its officers, directors and 10% shareholders were met with the exception of the following: Jonathan G. Ornstein, Chairman of the Board and Chief Executive Officer, purchased 238,780 shares of Common Stock in June 1999; James E. Swigart, Director, purchased 79,795 shares of Common Stock in June 1999. Due to an inadvertent error, Messrs. Ornstein and Swigart failed to timely file Forms 4 to report these transactions. Messrs. Andre H. Merrett, Robert B. Stone, Dean Kennedy and William P. Kostel failed to timely file Forms 3 to report their initial beneficial ownership in the Company.

EXECUTIVE COMPENSATION

     The following table sets forth annual and long-term compensation for services in all capacities to the Company during the fiscal years ended September 30, 1999 and 1998, of the Company's Chief Executive

Officer, and the other most highly compensated executive officers of the Company who received annual compensation exceeding $100,000 during such periods.

                              SUMMARY COMPENSATION

                                                   ANNUAL COMPENSATION
                                            ----------------------------------
                                                                OTHER ANNUAL
                                                                COMPENSATION                    ALL OTHER
NAME AND PRINCIPAL POSITION   FISCAL YEAR   SALARY    BONUS        ($)(1)         OPTIONS    COMPENSATION(3)
---------------------------   -----------   -------   ------   ---------------   ---------   ---------------
Jonathan G. Ornstein,.......     1999       200,000       --        5,128          150,000         --
  Chairman of the Board and      1998        84,615       --           --        1,000,000         --
  Chief Executive Officer
Larry Risley,...............     1999       275,000       --           --               --         --
  Manager of Special             1998       318,315       --           --               --         --
Projects
Archille Paquette,..........     1999       132,692   75,054        2,353               --         --
  President, Air Midwest,        1998       130,000   65,000           --           60,000         --
Inc.........................
Robert Moye, Sr.............     1999        69,808   35,000           --                          --
  VP of Maintenance              1998            --       --           --               --         --
Michael J. Lotz,............     1999       122,654   90,054          385          300,000         --
  President and Chief            1998            --       --           --               --         --
  Financial Officer
Blaine Jones,...............     1999        84,615   90,000        4,423          150,000         --
  Chief Financial Officer(2)     1998        46,154       --           --           75,000         --

---------------
(1) These amounts represent both vested and non-vested Company contributions to the individual named executive officers' 401(k) plan. Under the Company's 401(k) plan, employees may contribute up to 15% of their annual salary and bonus up to a specified maximum. The Company currently makes matching contributions equal to 50% of employees' (including officers) contributions with a cap of 10% of the employees' annual compensation. Contributions by the Company to the 401(k) plans for the year ended September 30, 1999 were $1,485,618.

(2) Mr. Jones ceased to be employed by the Company as of August 13, 1999.

OPTION GRANTS

     The following table lists the grants of stock options during the 1999 fiscal year to the Named Executive Officers.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                            INDIVIDUAL GRANTS
                            --------------------------------------------------    POTENTIAL REALIZABLE
                            NUMBER OF                                            VALUE AT ASSUMED ANNUAL
                            SECURITIES    % OF TOTAL                              RATES OF STOCK PRICE
                            UNDERLYING   OPTIONS/SARS                               APPRECIATION FOR
                             OPTIONS/     GRANTED TO    EXERCISE                     OPTION TERM(4)
                               SARS      EMPLOYEES IN     PRICE     EXPIRATION   -----------------------
NAME                        GRANTED(#)   FISCAL 1999    ($/SHARE)      DATE          5%          10%
----                        ----------   ------------   ---------   ----------   ----------   ----------
Jonathan G. Ornstein(1)...   150,000         11.5         6.19       04/01/09      562,841    1,462,308
Michael J. Lotz(2),(3)....   300,000         23.0         6.00       12/28/08    1,055,725    2,721,997
Larry Risley..............     5,486          0.4         6.19       04/01/04       21,962       57,944
Robert Moye(2)............    30,000          2.3         6.19       04/01/09      112,568      292,461
Archille Paquette.........    60,000          4.6         5.00       10/21/08      194,102      512,112
Blaine Jones(5)...........    75,000          5.7         6.19       04/01/09      300,252      792,173

---------------
(1) The options to Mr. Ornstein were granted under the Company's 1998 Key Officer Stock Option Plan and are exercisable in annual 1/3 increments with 1/3 vesting immediately on the grant date of April 1, 1999.

(2) The options to Messrs. Lotz and Moye were granted under the 1st Amendment to the Restated & Amended Stock Option Plan of the Company. The shares issued under the Stock Option Plan vest in annual 1/3 increments beginning one year after the date of the grant.

(3) The exercise price per share of the options granted of $6.00 per share was less than the fair market value of the shares of the Company's Common Stock of $6.50 per share on the date of the grant.

(4) Potential realizable values shown above represent the potential gains based upon annual compound stock price appreciation of 5% and 10% from September 30, 1999 through the full option term. The actual value realized, if any, on stock option exercises will be dependent upon overall market conditions and the future performance of the Company and its Common Stock. There is no assurance that the actual value realized will approximate the amounts reflected in this table.

(5) Mr. Jones ceased to be employed by the Company as of August 13, 1999 and these options expired 90 days thereafter.

OPTION EXERCISES

     The following table shows the stock options exercised by the Named Executive Officers during the 1999 fiscal year and the value of stock options held by such officer, as of the end of fiscal year 1999.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                        NUMBER OF UNEXERCISED         VALUE OF UNEXERCISED
                           SHARES                            OPTIONS ON              IN-THE MONEY OPTIONS ON
                          ACQUIRED                       SEPTEMBER 30, 1999         SEPTEMBER 30, 1999(1)($)
                             ON           VALUE      ---------------------------   ---------------------------
NAME                     EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                     -----------   -----------   -----------   -------------   -----------   -------------
Jonathan G. Ornstein...       0             0          729,667        433,333             0              0
Michael J. Lotz........       0             0                0        300,000             0              0
Larry Risley...........       0             0          550,000         50,000        25,000         12,500
Robert Moye............       0             0                0         60,000             0              0
Archille Paquette......       0             0          109,333         68,333             0              0
Blaine Jones...........       0             0          125,000        100,000             0              0

---------------
(1) Based on the closing price of the Company's common stock on September 30, 1999 of $6.125 per share, as reported by the NASDAQ National Market.

AMENDMENT OR REPRICING OF OPTIONS

     During the 1999 fiscal year, the Company did not amend or reprice any of its stock options held by executive officers of the Company.

EMPLOYMENT CONTRACTS

     The Chief Executive Officer; Chief Financial Officer; President and Chief Operating Officer; and Vice President and General Counsel have each entered into an Employment Agreement (the "Agreement") with the Company.

     On February 4, 1998, the Company entered into an agreement with Larry L. Risley for a period of five years. The Agreement called for, among other things, the Company's payment to Mr. Risley of an annual salary of $275,000. Under the Agreement, Mr. Risley is not eligible for vacation pay or other fringe benefits, except for health insurance for himself and his wife. Effective March 18, 2000, the Agreement was amended to provide for Mr. Risley's termination of his employment with the Company and his resignation from the Company's board of directors.

     On May 1, 1998, Jonathan G. Ornstein and the Company entered into an Agreement for a term of three years ending March 13, 2001, subject to automatic renewal unless either party gives written notice of its intent to terminate. The Agreement was amended on March 22, 2000. Under the Agreement, as amended, Mr. Ornstein will be compensated by a combination of a minimum base salary of $200,000 per year plus a bonus based on positive growth in earnings per share. Mr. Ornstein will receive a "Minimum Bonus" of $52,500 if the Company achieves any positive growth in earnings per share, a "Threshold Bonus" of $105,000 for growth between 7% and 12.9%, a "Target Bonus" of $210,000 for growth between 13% and 17.9% and a "Maximum Bonus" of $420,000 for growth of 18% or better.

     In addition to salary and bonus, Mr. Ornstein's employment agreement gives him the right to receive an initial grant of 1,000,000 stock options vesting in one-third increments on the date of grant and the remainder over a two-year period and additional annual option grants of 150,000 shares throughout the term of the Agreement, subject to shareholder approval. If the shareholders do not approve such grants, Mr. Ornstein's employment agreement requires the Company to issue stock appreciation rights in an amount necessary to provide the same level of compensation as would have been provided by the grant of stock options. The Agreement provides that upon permanent disability, as defined therein, Mr. Ornstein will receive his base salary plus an amount equal to the Minimum Bonus plus any monthly payments under any policy of disability income insurance paid for by the Company. The Company will pay such permanent disability payments for the remaining term of the Agreement, but in no case will the period exceed 24 months.

     Mr. Ornstein may terminate the Agreement at any time, upon written notice, within one year following the occurrence of an event constituting "Good Reason." "Good Reason" is defined to mean the occurrence of the following circumstances without Mr. Ornstein's consent: (i) assignment to any duties substantially inconsistent with the duties or a reduction in the duties contemplated by the Agreement; (ii) removal of any titles bestowed under the Agreement; (iii) the Company's failure to include Mr. Ornstein as a nominee for the Board in its proxy or his failure to be reelected to the Board; (iv) any breach or failure of the Company to carry out the provisions of the Agreement after notice and an opportunity to cure; (v) a Change in Control (as defined below); or (vi) relocation of Mr. Ornstein, his office, facilities or personnel except if such relocation is to any future location of the Company's headquarters and such new location is in a metropolitan area with a population of over 1,000,000 people. A Change in Control is defined to include (i) a change in control reportable on Form 8-K or Schedule 14A of the Securities Exchange Act of 1934; (ii) the acquisition, other than by an employee benefit plan, of twenty-five percent (25%) or more of the combined voting power of the Company's outstanding securities; (iii) failure of the Incumbent Directors (as defined in the employment agreements) to constitute at least a majority of all directors of the Company; (iv) the closing of a sale of all or substantially all the assets of the Company; (v) the Company's adoption of a plan of dissolution or liquidation; or (vi) the shareholders of the Company approve a merger or consolidation involving the Company (A) in which the Company is not the surviving corporation or (B) if, immediately following such merger or consolidation, less than seventy-five percent (75%) of the surviving corporation's outstanding voting stock is held or anticipated to be held by persons who are stockholders of Company immediately prior to such merger or consolidation. Upon the termination by the Company without Good Cause (as defined) or termination by Mr. Ornstein for Good Reason (as defined), Mr. Ornstein will be entitled to a lump-sum severance payment equal to the sum of (1) the number of years (or fractions thereof) remaining in the then non-expired term or two, whichever is greater, multiplied by (a) Mr. Ornstein's base salary times the number of years, plus (b) the amount of cash equal to the Target Bonus or the minimum amount of any similar bonus then in effect, plus (c) any other cash or other bonus earned prior to the date of termination; and (2) any additional payments necessary to discharge certain tax liabilities as defined in the Agreement.

     Upon Mr. Ornstein's termination without Good Cause or upon Good Reason, any and all vesting or performance requirements affecting outstanding stock and other compensation under the Employee Stock Option Plan will be deemed fully satisfied and any risk of forfeiture with respect thereto will be deemed to have lapsed. In addition, and notwithstanding the terms of any stock option, stock incentive or similar plan maintained by the Company or any other agreement between the Company and Mr. Ornstein (including, without limitation, any stock option agreement), upon termination of the Executive's employment Without Good Cause or upon the exercise by Mr. Ornstein of his rights to terminate his employment for Good Reason

(including without limitation upon or following a Change in Control), the Company shall make a lump sum cash payment to Mr. Ornstein as follows:

          (i) If Mr. Ornstein's employment is terminated by the Company Without Good Cause or by Mr. Ornstein for Good Reason, in each case, upon or following a Change in Control transaction in which the holders of the Company's common stock receive consideration for their shares (either in the form of cash or securities, property or a combination thereof), the cash payment shall be made on the closing date of the transaction constituting the Change in Control and shall equal the greater of (A) the aggregate Black Scholes value (as calculated by an independent major investment banking firm) as of such closing date of all options held by Mr. Ornstein to acquire shares of the common stock of the Company ("Company Options") and (B) the product of (i) the per share consideration (the value of which shall be determined by agreement between the Company and Mr. Ornstein) to be paid to a holder of a share of the Company's common stock minus the exercise price per share of each Company option held by Mr. Ornstein and (ii) the number of shares of common stock of the Company covered by each unexercised Company Option held by Mr. Ornstein; provided, however, that the total aggregate cash payment to be made to Mr. Ornstein pursuant to Section 7.5 of the Agreement shall not in any event be less than $4,500,000.

          (ii) If Mr. Ornstein's employment is terminated by the Company Without Good Cause or by Mr. Ornstein for Good Reason, in each case, in circumstances other than those set forth in subparagraph (i) above, the cash payment to Mr. Ornstein shall be made on the date of termination or the date of the event giving rise to Mr. Ornstein's right to terminate his employment (whichever is earlier) and shall equal the aggregate Black Scholes value as of such earlier date of all Company Options by Mr. Ornstein.

     If, under the Agreement, Mr. Ornstein is to receive any payment for termination for Good Reason, death or permanent disability payment, payment for termination without Good Cause or any payment as a result of a Change of Control of the Company Mr. Ornstein shall be entitled to receive the amounts sufficient to cover the excise tax, if any, imposed on such payments.

     Finally, if Mr. Ornstein's employment is terminated by the Company without Good Cause or by Mr. Ornstein for Good Reason, on the effective date of the termination, the Company has agreed to enter into a consulting agreement with Mr. Ornstein, the terms of which will provide for Mr. Ornstein's retention as a consultant for a period of 10 years from its effective date at the rate of $50,000 per year.

     Upon their appointment as Chief Operating Officer, Chief Financial Officer and Vice President and General Counsel, respectively, each of Messrs. Lotz, Stone and Merrett and the Company entered into employment agreements. Mr. Lotz's employment agreement was amended on March 22, 2000. Mr. Lotz's employment agreement, as amended, contains the same material provisions as Mr. Ornstein's except his cash and non-cash compensation is less than Mr. Ornstein's and the definition of Change in Control excludes provisions regarding being a director of the Company. Mr. Lotz's base salary is $150,000 with a Minimum Bonus of $22,500, a Threshold Bonus of $45,000, a Target Bonus of $90,000 and a Maximum Bonus of $180,000.

     Mr. Stone's and Mr. Merrett's employment agreements contain the same material provisions as Messrs. Ornstein's and Lotz's except, in the case of cash and non-cash compensation, Messrs. Stone and Merrett receive a base salary of $100,000 and $85,000, respectively, and are eligible to receive quarterly bonuses equal to at least 25% of their respective base salaries. Further, Mr. Stone's and Mr. Merrett's employment agreements differ from Mr. Ornstein's and Mr. Lotz's with respect to lump sum payments due to each of them upon termination by the Company Without Good Cause or by either of them for Good Reason and with respect to the retention of either of them as consultants thereafter.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The compensation committee consists of independent, outside directors and has the responsibility for allocation of cash compensation and options to senior executive officers of the Company. The compensation committee primarily administers the Company's cash compensation plans, employee stock option plans, and employee stock purchase plans. In those instances in which Rule 16b-3 of the Exchange Act requires grants or awards of stock options to be made by a "disinterested" committee, the compensation committee is solely responsible for the administration of such plans.

     The entire board regularly reviews the compensation committee decisions relating to executive compensation. The Board approved new levels of base compensation and related structured bonus plan and an Employee Stock Option Plan, on December 1, 1995 and it was later approved by the shareholders of the Company on April 8, 1996. The compensation plan and Stock Option Plan were based on an independent consultant's report on base pay and annual and long-term incentive compensation with respect to 21 positions from four large carriers and three regional or commuter airlines. In 1998, the compensation plan was terminated for all executives with the exception of Jonathan G. Ornstein. The employment contract of Mr. Ornstein provides for bonuses as described below. The compensation committee believes that the base salaries of current executives are below industry average and is therefore studying alternative compensation plans for the remainder of the executives. Pursuant to the employment contract of Mr. Ornstein, his salary has been capped. Bonuses are limited to prescribed percentages of base salary, based upon the percentage growth in earnings per share of the Company's. Growth in earnings per share is categorized at four levels. Minimum -- any growth in earnings per share during the prior fiscal year; Threshold -- 7.0% to 12.9% growth in earnings per share; Target -- 13.0% to 17.9% growth in earnings per share; and Maximum -- 18.0% or greater growth in earnings per share. Since salary and bonuses are capped, an integral part of the Plan is the issuance of stock options on an annualized basis to key employees under the Stock Option Plan.

     The Stock Option Plan provides for options to be issued to officers and key employees on an annualized basis, which vest at the rate of approximately one-third per year. The options have a 10-year term and are subject to standard option provisions such as are included in existing Company plans and exclude the requirement of continued employment and provisions to deal with termination of employment due to retirement, death or disability. Under the plan, options will be issued at the low selling price of Company common stock on the date of grant. The total number of options granted under the Stock Option Plan in fiscal 1999 was 1,150,000. The compensation committee believes that the issuance of stock options to officers and key employees related to the appreciation of the Company's Common Stock, provides equitable incentives to increase the profitability of the Company.

                                          COMPENSATION COMMITTEE

                                          Daniel J. Altobello
                                          Jack Braly
                                          Ronald A. Fogleman
                                          James E. Swigart

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     In August 1998, CCAIR entered into a letter agreement with Barlow Partners, L.P. ("Barlow") pursuant to which Barlow agreed to act as CCAIR's exclusive financial advisor with respect to possible business combinations involving CCAIR. Under the terms of that agreement, Barlow received a fee from CCAIR equal to two percent (2%) of the aggregate consideration paid by the Company upon the closing of its merger with CCAIR ($1.1 million). Jonathan G. Ornstein, Chairman of the Board and Chief Executive Officer of the Company, and James E. Swigart, member of the Board of Directors of the Company, are partners in Barlow. George Murnane, III, member of the CCAIR Board of Directors, is also a partner in Barlow. Upon the completion of the merger, Mr. Murnane became a member of the Company's Board of Directors.

     On September 9, 1998, the Company entered into an agreement with International Airline Support Group ("IASG") whereby the Company would consign certain surplus airplane parts to IASG to sell on the open market. IASG in turn would submit proceeds to the Company less a market-based fee. George Murnane, III, a member of the Board of Directors of the Company, is a member of executive management and the Board of Directors of IASG. During 1999, the Company paid IASG approximately $400,000. In February 1999, the Company entered into an agreement with Barlow whereby Barlow would provide financial advisory services related to aircraft leases, mergers and acquisitions, and route profitability. During fiscal 1999, fees totaling $120,000 were paid to Barlow. Jonathan G. Ornstein, Chairman of the Board and Chief Executive Officer of the Company, James E. Swigart and George Murnane, III, members of the Board of Directors of the Company, are partners in Barlow.

     The Company will enter into future business arrangements with related parties only where such arrangements are approved by a majority of disinterested directors and are on terms at least as favorable as available from unaffiliated third parties.

COMPARISON OF STOCK PERFORMANCE

     Set forth below is a graph comparing the five-year cumulative shareholder return on the Company's common stock against the five-year cumulative total return on the CRSP Index for NASDAQ Stock Market, US Companies, and the CRSP Index for NASDAQ Stocks (SIC 4510-4519). The latter index composed of NASDAQ companies engaged in air transportation, and includes regional airlines whose stocks trade on NASDAQ for the periods indicated. The graph assumes an initial investment of $100.00 and reinvestment of dividends, if any.


                    [Comparison of Stock Performance Graph]

                                                               NASDAQ STOCK MARKET
                                        MESA AIR GROUP, INC.      (US COMPANIES)         NASDAQ STOCKS
                                        --------------------   -------------------       -------------
Sept 94                                        100.00                 100.00                 100.00
Sept 95                                        153.80                 138.10                 182.70
Sept 96                                        137.70                 163.90                 163.50
Sept 97                                         97.20                 225.00                 182.50
Sept 98                                         75.50                 228.60                 161.50
Sept 99                                         92.50                 373.10                 162.30

                            ADOPT CUMULATIVE VOTING
                                (PROPOSAL NO. 3)

     Two of the Company's shareholders have given the Company notice of their intention to introduce the following proposal for consideration and action by the shareholders at the Annual Meeting. The proposed resolution and accompanying supporting statement have been provided by the shareholders/proponents. The affirmative vote of at least a majority of the Company's outstanding Common Stock on the Record Date is required for approval of the proposal.

     The following shareholder resolution is submitted by John J. Gilbert, 29 E. 64th Street, New York, NY 10021-7043 and Pauline Berberian, 387 Hilton, Glendale Heights, IL 60139, (630) 894-8349, for vote at the Annual Meeting.

     RESOLVED:

ADOPT CUMULATIVE VOTING

     With cumulative voting shareholders have flexibility in casting their votes for directors. The number of votes a shareholder has is based on the number of shares owned, times the number of directors standing for election. With cumulative voting shareholders can cast multiple votes for directors they determine are qualified and independent and withhold votes from directors lacking these qualities.

     This resolution includes the requirement that any future change regarding cumulative voting be subject to shareholder vote as a separate resolution. This resolution applies to successor company(s).

  Why adopt cumulative voting?

     1. Cumulative voting checks management from operating the Company for management's own benefit. Cumulative voting provides additional corporate oversight without additional cost.

     2. Cumulative voting allows shareholders to cast all their votes for the most qualified director or directors. Shareholders can thus concentrate their votes on directors that are:

          (a) Independent.

          (b) Free from conflicts-of-interest.

          (c) Own substantial stock to encourage decisions in shareholders' best interest.

     3. It also encourages management to maximize share value by making it easier for a would-be acquirer to gain board representation.

  What Corporate governance defects can cumulative voting impact at Mesa Air?

     Investor Responsibility Research Center reported that only 55% of the Mesa Board is independent. The Council of Institutional Investors Shareholder Bill of Rights (www.ciicentral.com) states: "At least two-thirds of a corporation's directors should be independent. A director is deeded independent if his or her only non-trivial professional, familial or financial connection to the corporation or its CEO is his or her directorship."

     Mesa's "independent" directors have the following strikes against independence:

     - "Independent" Director Madden has drawn legal fees from Mesa management for 9 years.

     - Independent directors Altobello and Fogleman are cross-directors at World Airways. Cross-directors tend to look out for each other rather than shareholders, according to Business Week.

     - Previously the majority of independent directors owned no stock. Director stock-ownership was a key factor in the responsible director monitoring of management in the acclaimed ouster of Al Dunlap at Sunbeam.

     - Institutional Shareholder Services reported that Mesa's key Audit and Nominating committees each had one management-affiliated director and the key Compensation Committee had one insider and one management-affiliated director. ISS recommended that all key board committees have only independent outside directors.

  What Recent Concerns Are There Regarding Mesa's Performance?

    With Mesa's poor balance sheet:

    Mesa Air Group has authorized the repurchase of up to 10% percent of its Common Stock.

        Mesa Air Press Release Dec. 23, 1999

    With US Airways poor balance sheet:

    Mr. Ornstein, Mesa Chairman, said, "We are delighted to announce the expansion of our regional jet flying with US Airways."

        Mesa Air Press Release Dec. 7, 1999
                            ------------------------

    The best boards continue to raise the bar, convinced that a stronger board can only help improve competitiveness.

        Business Week     December 8, 1997 Cover Story

    To help lift Mesa stock above $4, compared to its high of $24, vote yes for improved corporate governance:

                            ADOPT CUMULATIVE VOTING
                             YES ON PROPOSAL NO. 3

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THE RECOMMENDATION TO ADOPT CUMULATIVE VOTING.
                            ------------------------

                             SELL OR MERGE MESA AIR
                                (PROPOSAL NO. 4)

     A shareholder has given the Company notice of his intention to introduce the following proposal for consideration and action by the shareholders at the Annual Meeting. The proposed resolution and accompanying statement have been provided by the shareholder/proponent. The affirmative vote of at least a majority of the Company's outstanding Common Stock represented in person or by proxy at the Annual Meeting is required for approval of the proposal.

     The following shareholder resolution and supporting statement are submitted by Lee Greenwood, owner of 1,000 shares, 510 S. Burnside Ave., No. 10K, Los Angeles, CA 90036.

     RESOLVED:

SELL OR MERGE MESA AIR

HIRE A NATIONALLY RECOGNIZED INVESTMENT BANKER IMMEDIATELY TO EXPLORE ALL ALTERNATIVES TO MAXIMIZE SHAREHOLDER VALUE, INCLUDING THE SALE OR MERGER OF THE COMPANY.

     This resolution is consistent with management's statement at the 1998 shareholder meeting. Management said the Board would put Mesa up for sale if company performance did not improve by the 1999 shareholder meeting. Management's statement was in response to Mr. Lee Greenwood's 1998 proposal on this same topic (Lee Greenwood, 510 S. Burnside Ave., No. 10K, Los Angeles, CA 90036).

     Mesa performance continues to suffer:

         Mesa stock has fallen 40% this year.
                             Bloomberg News      Dec. 24, 1999

         Mesa Air losses continue:
                        $13 million for 1999
                        $74 million for 1998      Dec. 7, 1999
                             Reuters

         $29 million write-off includes the elimination of up to 30 Beechcraft/Raytheon B1900, 19-seat prop-planes ($20 million)

                             Mesa Air Press Release     Dec. 7, 1999

     This resolution has increased significance as further information is known about Mesa's management:

     - Its 24% dilution of stock value through management stock options

     - Its quest for less accountability to shareholders.

     In June 1998 the new Board of Directors adopted management stock option proposals that will result in 24% stock dilution and less management accountability. New options included 1.3 million (1,300,000) shares for CEO Jonathan Ornstein. The 24% dilution is double the average dilution for an airline peer group.

     The new board also adopted an escape-clause that increased indemnification protection for management and directors. Additionally, Mesa purchased an errors-and-omissions policy to insure its directors and officers up to $20 million per occurrence.

     For further information on the Mesa management escape-clauses, see the Securities and Exchange Commission website
(http://www.sec.gov/cgi-bin/srch-edgar?mesa+air) and review form DEF 14A for 1998.

     Nell Minow, highly acclaimed corporate governance specialist, said: "If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no-confidence to the Board, reminding them that they have to hold management -- and themselves -- to a higher standard."

     The Company is asked in its response to this resolution:

     - Not to include false information.

     - Not to change the wording of this resolution.

     - Both of which it did in the Mesa 1999 proxy.

     Further information to improve Mesa's corporate governance, consistent with this resolution, can be obtain from:

     - Institutional Shareholder Services (http://www.cda.com/iss)

     - The Corporate Library (http://www.thecorporatelibrary.com)

     - Corporate Governance News (http://www.corpgov.net/news/news.html)

      To maximize shareholder value, vote yes:

                             SELL OR MERGE MESA AIR
                             YES ON PROPOSAL NO. 4

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE "AGAINST" THE RECOMMENDATION TO HIRE AN INVESTMENT BANKER TO SELL OR MERGE THE COMPANY.

                                 OTHER MATTERS

                              INDEPENDENT AUDITORS
                                (PROPOSAL NO. 5)

     On February 25, 2000, the Company, with the approval of the Company's board of directors, dismissed KPMG LLP ("KPMG") as its independent accountants. KPMG's reports on the Company's consolidated financial statements for the past two years have not contained any adverse opinion or disclaimer of opinion and have not been qualified or modified as to uncertainty, audit scope or accounting principles. In addition, during the Company's two most recent fiscal years and the subsequent interim periods preceding KPMG's dismissal, there have not been any disagreements with KPMG on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of KPMG, would have caused them to make a reference to the subject matter of the disagreement in connection with their reports.

     During the Company's two most recent fiscal years and subsequent interim period preceding the dismissal of KPMG:

          (1) KPMG did not advise the Company that the internal controls necessary for the Company to develop reliable financial statements did not exist, provided, however, that in a letter to the Company, dated January 31, 2000, KPMG advised the Company that during the course of KPMG's audit of the Company's consolidated financial statements for the fiscal year ended September 30, 1999, information came to KPMG's attention that led it to conclude that the Company had a material weakness in the maintenance of its books and records and a reportable condition involving the review of restrictive covenants in contractual agreements.

          Notwithstanding the potential merits of the comments discussing the weaknesses identified by KPMG, the Company believes it has taken steps necessary and appropriate to ensure that it does not have weaknesses in the maintenance of its books and records and review of existing contractual agreements, including, without limitation, the hiring of a new Chief Financial Officer (effective January 2000), Controller (effective February
     2000) and General Counsel (effective August 1999);

          (2) KPMG did not advise the Company that information had come to KPMG's attention that led them to no longer be able to rely on management's representations, or that made them unwilling to be associated with the financial statements prepared by management;

          (3) KPMG did not advise the Company of the need to expand significantly the scope of their audit, or that information had come to their attention during such period that, if further investigated, may (i) materially impact the fairness or reliability of previously issued consolidated financial statements and Reports of Independent Auditors, or the financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent financial statements covered by an audit report, or (ii) cause KPMG to be unwilling to rely on management's representations or be associated with the Company's consolidated financial statements; and

          (4) KPMG did not advise the Company that information had come to their attention that they had concluded materially impacted the fairness or reliability of previously issued consolidated financial statements and Reports of Independent Auditors, or the consolidated financial statements issued or to be issued covering the fiscal period subsequent to the date of the most recent consolidated financial statements covered by an audit report.

     Deloitte & Touche L.L.P. has been selected as the Company's independent auditors for the current fiscal year, which ends September 30, 2000. Representatives of that firm are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and to be available to respond to appropriate questions. The Company has authorized KPMG to respond fully to the inquiries of the successor accountant concerning the subject matter of each of such disagreement.

ANNUAL REPORT

     The 1999 Annual Report of the Company, which was mailed to stockholders with this Proxy, contains financial and other information about the activities of the Company, but is not incorporated into this Proxy Statement and is not to be considered part of these proxy soliciting materials.

     The Company will provide upon written request, without charge to each shareholder of record as of the Record Date, a copy of the Company's annual report on Form 10-K for the year ended September 30, 1999 as filed with the Commission. Any Exhibits listed in the Form 10-K also will be furnished upon request at the Company's expense. Any such request should be directed to the Company's Secretary at the Company's executive offices at 410 North 44th Street, Phoenix, Arizona 85008.

VOTING BY PROXY

     In order to ensure that your shares will be represented at the Annual Meeting, please sign and return the enclosed Proxy in the envelope provided for that purpose, whether or not you expect to attend. Any shareholder may, without affecting any vote previously taken, revoke a written proxy by giving notice of revocation to the Company in writing or by executing and delivering to the Company a later dated proxy.

SHAREHOLDER PROPOSALS FOR ACTION AT THE COMPANY'S NEXT ANNUAL MEETING

     A shareholder proposal for shareholder action at the next Annual Meeting of Shareholders to be held in 2001, must be received by the Company's Secretary at the Company's offices no later than March 9, 2001 in order to be included in the Company's proxy statement and form of proxy for that meeting. Such proposals should be addressed to the Corporate Secretary, Mesa Air Group, Inc., 410 North 44th Street, Phoenix, Arizona 85008. If a shareholder proposal is introduced at the 2001 Annual Meeting of Shareholders without any discussion of the proposal in the Company's proxy statement, and the shareholder does not notify the Company on or before May 24, 2001, as required by the Commission's Rule 14(a)-4(c)(1), of the intent to raise such proposal at the Annual Meeting of Shareholders, then proxies received by the Company for the 2001 Annual Meeting will be voted by the persons named as such proxies in their discretion with respect to such proposal. Notice of such proposal is to be sent to the above address.

                                          BY ORDER OF THE BOARD OF DIRECTORS

                                          /s/ Jonathan G. Ornstein
                                          Jonathan G. Ornstein, Chairman of the
                                          Board and Chief Executive Officer

Phoenix, Arizona
June 7, 2000

                              MESA AIR GROUP, INC.
         THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
          MESA AIR GROUP, INC. FOR THE ANNUAL MEETING OF SHAREHOLDERS

    The undersigned shareholder of Mesa Air Group, Inc., a Nevada corporation (the "Company"), hereby acknowledges receipt of the Notice of Annual Meeting of Shareholders, dated July 7, 2000, and hereby appoints Jonathan G. Ornstein or Paul R. Madden and each of them, proxies and attorneys-in-fact, with full power of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the Annual Meeting of Shareholders of MESA AIR GROUP, INC. to be held at the Phoenix Airport Marriott, 1101 N. 44th Street, Phoenix, Arizona on August 9, 2000 at 10:00 a.m., Arizona Time, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

1. ELECTION OF DIRECTORS

    [ ] FOR ALL NOMINEES LISTED BELOW (EXCEPT AS MARKED TO THE CONTRARY BELOW):
        Jonathan G. Ornstein, Paul R. Madden, Daniel J. Altobello, Jack Braly, Herbert A. Denton, Ronald R. Fogleman,
        Maurice A. Parker, George Murnane III, James E. Swigart

    [ ] WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES LISTED ABOVE

INSTRUCTIONS: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:

--------------------------------------------------------------------------------

The undersigned agrees that the proxy holder is authorized to cumulate votes in the election of directors and to vote for less than all of the nominees.

                  (continued, and to be signed, on other side)

                          (continued from other side)
2. RATIFICATION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS
                [ ] FOR the nominee listed above
3. PROPOSAL TO ADOPT CUMULATIVE VOTING
                [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
4. PROPOSAL TO SELL OR MERGE MESA AIR
                [ ] FOR            [ ] AGAINST            [ ] ABSTAIN
THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES NAMED ABOVE AND AS SAID PROXIES DEEM ADVISABLE ON SUCH MATTERS AS MAY COME BEFORE THE MEETING.

                                              DATED: ________, 2000
                                              SIGNATURES:

                                              ----------------------------------

                                              ----------------------------------

                                              ----------------------------------
                                              PLEASE SIGN EXACTLY AS YOUR NAME
                                              APPEARS ABOVE. WHEN SHARES ARE
                                              HELD IN COMMON OR IN JOINT
                                              TENANCY, BOTH SHOULD SIGN. WHEN
                                              SIGNING AS ATTORNEY, AS EXECUTOR,
                                              ADMINISTRATOR, TRUSTEE OR
                                              GUARDIAN, PLEASE GIVE FULL TITLE
                                              AS SUCH. IF A CORPORATION, SIGN IN
                                              FULL CORPORATE NAME BY PRESIDENT
                                              OR OTHER AUTHORIZED OFFICER. IF A
                                              PARTNERSHIP, PLEASE SIGN IN
                                              PARTNERSHIP NAME BY AN AUTHORIZED
                                              PERSON.
                                              I WILL [ ]   WILL NOT [ ] ATTEND
                                              THE MEETING.

PLEASE RETURN IN THE ENCLOSED, POSTAGE-PAID ENVELOPE.